UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2019

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego, CA 92121

(Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2019, the Board of Directors of PriceSmart, Inc. (the “Company”) appointed Sherry S. Bahrambeygui as the Company’s Chief Executive Officer.  Ms. Bahrambeygui held that position in an interim role since November 16, 2018.

Ms. Bahrambeygui, age 54, has served as a member of the Corporation’s Board of Directors since November 2011.  Ms. Bahrambeygui has played a key role in many significant strategic matters on behalf of the Company.  Ms. Bahrambeygui has served as a Senior Executive and Managing Member of The Price Group, LLC from January 2007 to November 2018 and serves on the Boards of Price Philanthropies Foundation and the Aaron Price Fellows Foundation.  Ms. Bahrambeygui was previously the Chief Executive Officer of PS Ivanhoe, LLC, a commercial real estate investment company.  She was also a founding partner of the law firm of Hosey & Bahrambeygui, LLP.  She practiced law with an emphasis in international business and corporate matters and also in the areas of employment and compensation.  In this capacity, prior to joining the Board of Directors, Ms. Bahrambeygui provided consultation and legal representation to the Company in several complex litigation matters achieving favorable outcomes.  Ms. Bahrambeygui will remain as a Director of the Board.  The Board has directed the Compensation Committee to work with Ms. Bahrambeygui to wind-up her current Interim CEO Employment Agreement and enter into a new Executive Employment Agreement reflecting her new status and responsibilities.

For additional information regarding Ms. Bahrambeygui, see the Company’s Proxy Statement for its 2019 Annual Meeting of Stockholders filed December 20, 2018.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Stockholders of the Company was held on January 30, 2019 at the Company’s headquarters, 9740 Scranton Road, San Diego, CA 92121. As of the record date there were 30,489,396 shares outstanding and entitled to vote.  There were 28,978,451 shares voted in person or by proxy.  Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.  Each of the Board’s nominees received such a plurality and was re-elected to the Board.  The results of the stockholder vote are set forth below.

1. To elect directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified:

	Votes For	Votes Withheld	Broker Non-Votes
Sherry S. Bahrambeygui	27,605,850	193,530	1,179,071
Gonzalo Barrutieta	27,722,674	76,706	1,179,071
Gordon H. Hanson	27,724,930	74,450	1,179,071
Beatriz V. Infante	27,723,421	75,959	1,179,071
Leon C. Janks	27,256,816	542,564	1,179,071
Mitchell G. Lynn	13,393,006	14,406,374	1,179,071
Gary Malino	27,724,571	74,809	1,179,071
Pierre Mignault	27,554,381	244,999	1,179,071
Robert E. Price	27,584,341	215,039	1,179,071
Edgar Zurcher	27,164,158	635,222	1,179,071

2. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers for fiscal year 2018:

	Votes For	Votes Against	Abstain	Broker Non-Votes
Total Shares Voted	27,353,004	438,673	7,703	1,179,071

3. To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending August 31, 2019:

	Votes For	Votes Against	Abstain
Total Shares Voted	28,878,681	96,217	3,553

Item 8.01.  Other Events.

On January 30, 2019, the Company’s Board of Directors declared a cash dividend in the total amount of $0.70 per share, with $0.35 per share payable on February 28, 2019 to stockholders of record as of close of business on February 15, 2019 and $0.35 per share payable on August 30, 2019 to stockholders of record as of the close of business on August 15, 2019.  The Company anticipates the ongoing payment of semi-annual dividends in subsequent periods, although the actual declaration of future dividends, the amount of such dividends, and the establishment of record and payment dates is subject to final determination by the Board of Directors in its discretion, after its review of the Company’s financial performance and anticipated capital requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2019	/S/ MAARTEN O. JAGER
Maarten O. Jager
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and
(Principal Accounting Officer)